EXHIBIT 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:

John M. Eggemeyer
Chairman of the Board
First Community Bancorp
6051 El Tordo
PO Box 1329
Rancho Santa Fe, CA 92067
858-759-6050

Sara Wilensky Napoli
Senior Vice President, Communications
The San Diego Foundation
2508 Historic Decatur
San Diego, CA 92106
619-814-1338

Michael J. Perdue
President
Pacific Western Bank
401 West “A” Street
San Diego, CA 92101
619-235-1210

Michael Mandelbaum
Mandelbaum & Morgan
1801 Avenue of the Stars, Suite 1110
Los Angeles, CA 90067
310-785-0810

FOR IMMEDIATE RELEASE                                                            OCTOBER 31, 2007

FIRST COMMUNITY SUBSIDIARY PACIFIC WESTERN BANK ANNOUNCES $1 MILLION DONATION TO BENEFIT THE WILDFIRE RECOVERY EFFORTS AND ADDRESS FUTURE COMMUNITY NEEDS

— Donation is largest in Bank’s history —

— Donation to be contributed to newly established Pacific Western Bank Fund at The San Diego Foundation —

San Diego, California — October 31, 2007 —  Pacific Western Bank, a wholly owned subsidiary of First Community Bancorp (Nasdaq: FCBP), today announced that it is donating one million dollars to the newly created Pacific Western Bank Fund at The San Diego Foundation.  The donation will be used initially to help fund recovery efforts stemming from the October 2007 wildfires and on an ongoing basis for projects in the region geared toward improving the local communities.  Of the donation, $100,000 has been designated to benefit families of firefighters and policemen.

The donation is the largest in the history of Pacific Western and its parent, First Community.

John M. Eggemeyer, First Community’s Chairman, stated, “As the largest independent bank headquartered in San Diego, we have witnessed the devastation of the wildfires first-hand.  As we analyzed how we could best serve the community in the aftermath of thefires, we sought the advice and counsel of former Governor Pete Wilson to help us develop a plan that would have a significant impact on the affected communities now and into the future.  We thank Governor Wilson for his guidance and help in establishing a long-term partnership with The San Diego Foundation.”

Michael J. Perdue, President of First Community and Pacific Western, stated, “Our employees, customers, families and friends have all been affected directly by these fires.  As San Diego’s leading business bank, we are dedicated to helping businesses grow and to benefiting the communities we serve.  This fund, and our partnership with The San Diego Foundation to play an active, visible role in the rebuilding efforts, reflects our commitment, and it is our hope that it will make a difference for years to come.  We thank the firefighters, police officers and other first responders who worked tirelessly and bravely to help protect and save our communities.”

Former Governor Pete Wilson stated, “Pacific Western Bank and its parent First Community are to be commended for their generous leadership and commitment to San Diego and other communities they serve.  Their long-term, hands-on approach to the immediate needs of these communities, as well as their desire to remain active in the region on an ongoing basis, are a model of the best corporate citizenship.  Their support and partnership with The San Diego Foundation will help ease the recovery for businesses and individuals affected by the wildfires.”

Bob Kelly, President and CEO of The San Diego Foundation, stated, “We are grateful to Pacific Western Bank and First Community for their commitment to San Diego and the trust they placed in us when they established this fund at The San Diego Foundation.  Together, we will work to better San Diego and continue to improve the lives of those in our communities.  We also thank Governor Wilson for his participation and ceaseless dedication to San Diego.”

The Pacific Western Bank Fund will be administered by The San Diego Foundation and advised by a fund committee composed of First Community and Pacific Western Bank personnel to ensure steady contact with all communities served by the bank.  Community organizations interested in learning more may contact their local Pacific Western Bank branch for more information or The San Diego Foundation at (619) 235-2300.

ABOUT PACIFIC WESTERN BANK

Pacific Western Bank is the largest independent bank headquartered in San Diego County, with approximately $5.1 billion in assets at September 30, 2007.  Through 61 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Pacific Western Bank is a wholly-owned subsidiary of First Community Bancorp. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pwbonline.com.

ABOUT THE SAN DIEGO FOUNDATION

Founded in 1975, The San Diego Foundation is a broad-purpose community foundation helping individuals, families and organizations carry out their charitable plans, with the common goals of improving the quality of life in the greater San Diego region, now and for generations to come.